                                                                    EXHIBIT 99.2

             *Note: Inserts A, B & C and D (referenced herein) are
                         to the end of this document.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The following discussion and analysis should be read in conjunction with "Selected Financial Data," "Financial Statements" and the notes thereto. To the extent the Company makes forward-looking statements, actual results may vary materially therefrom. All of the information set forth in this report, including, without limitation, the "Cautionary Safe Harbor Statement" included in this report should be considered and evaluated.


GENERAL


The Company derives its revenues primarily from the sale of coal to electric utilities and other industrial users under long-term sales contracts. The Company sells a substantial portion of its coal under long-term sales contracts and sells the remainder under short-term contracts and on the spot market. Sales pursuant to long-term sales contracts accounted for 72% of the Company's coal sales revenues during 1998, with the remainder being accounted for by sales pursuant to short-term contracts and on the spot market.

The principal components of the Company's expenses are costs relating to the production and transportation of its coal, including labor expenses, royalty and lease payments, reclamation expenditures and rail, barge and trucking costs. Other expenses include depletion, depreciation, amortization, selling, general and administrative and interest expenses.


CERTAIN FACTORS AFFECTING CURRENT AND FUTURE OPERATING RESULTS

The Company's current and future operating results will likely be affected by the following events and factors:

Certain Contract Revenues. Under certain long-term sales contracts, in relation to contract revenues from coal sales, the Company has been receiving additional periodic payments with such payments included in revenues as coal shipments occur pursuant to contract terms. Such proceeds amounted to $9.7 million in 1998. The contracts call for $46.4 million of additional payments to be paid to the Company in 1999. The contracts call for $91.0 million of additional payments over the following four years.

Recent Acquisitions. In connection with its recent acquisitions, the Company expects to incur certain one-time acquisition charges aggregating approximately $22.1 million, approximately $3.8 million of which has been paid as of December 31, 1998. The costs relate primarily to severance plan obligations and change of control provisions contained in employment agreements assumed by the Company in connection with its acquisition of Zeigler Coal Holding Company on September 2, 1998. The Company also wrote off $16.3 million of deferred financing costs related to the bridge financing for the acquisitions of the Cyprus Subsidiaries and Zeigler. Other integration costs are expected to include closing redundant facilities and relocating certain business processes of the businesses acquired in the recent acquisitions.

Increased Interest Costs. As a result of increased indebtedness incurred by the Company in connection with its recent acquisitions, the Company's interest expense increased substantially from 1997 to 1998 and is expected to further increase in 1999. Interest costs in 1999 could increase significantly if the Company acquires additional coal companies or coal reserves financed through debt.

Reclamation and Mine Accruals. Annually, the Company reviews its entire reclamation liability and makes necessary adjustments, including mine plan and permit changes and revisions to production levels to optimize mining reclamation and efficiency. The financial impact of any such adjustment is recorded to cost of coal sales. Although the Company's management believes it is making adequate provisions for all expected reclamation and other costs associated with mine closures, future operating results would be adversely affected if such accruals were later determined to be insufficient.

RESULTS OF OPERATIONS

       AEI RESOURCES HOLDING, INC. (INCLUDING THE COMPANY'S PREDECESSOR)

The following table sets forth, for the periods indicated, certain operating and other data of AEI Resources Holding, Inc., including the Company's predecessor (AEI Holding Company, Inc.) presented as a percent of revenues.

                                                                               FISCAL YEAR
                                                                               -----------

                                                                   1995       1996    1997     1998
                                                                   ----       ----    ----     ----
Operating Data:
Revenues..................................................        100.0%     100.0%   100.0%     100%

Cost of operations........................................        (84.1)     (78.8)   (82.8)   (80.6)

Depreciation, depletion and amortization..................        ( 5.3)     ( 5.6)   ( 6.2)   (10.5)

Selling, general and administrative.......................        ( 7.7)     ( 7.4)   ( 7.9)   ( 4.4)

Writedowns and special items..............................           --         --       --    ( 2.2)
                                                                  -----      -----    -----    -----

Income from operations....................................          2.9        8.2      3.1      2.3

Interest expense..........................................        ( 1.8)     ( 4.5)   ( 5.2)   ( 8.9)

Other income (expense), net...............................        ( 0.4)       0.4      0.2      0.6
                                                                  -----      -----    -----    -----

Income (loss) before income tax provision (benefit).......          0.7        4.1    ( 1.9)   ( 6.0)
                                                                  -----      -----    -----    -----

Year Ended December 31, 1998, Compared to Year Ended December 31, 1997

Due to the completion of the Company's recent acquisitions, the changes in results of operations discussed below may not be illustrative of operations if the Company had operated the businesses acquired in the recent acquisitions from January 1, 1998.

Revenues. Revenues were $733.4 million for the year ended December 31, 1998, compared to $175.3 million for the year ended December 31, 1997, an increase of $558.1 million or 318%. The increase in revenues is attributable to mining revenues from recently acquired businesses included in the results of operations in the year ended December 31, 1998, and not in the results of operations in the year ended December 31, 1997, which primarily consisted of $20.8 million from Ikerd-Bandy; $94.2 million from Leslie Resources; $177.5 million from the Company's subsidiaries it acquired from Cyprus Amax Coal Company; and $199.4 million from Zeigler. Revenues exclusive of the acquirees increased from $169.0 million to $193.4 million ($24.4 million or 14%). The increase is due to increased tonnage delivery (6.2 million tons to 7.3 million tons or 18%) partially offset by a decrease in revenue per ton ($27.07 to $26.35 or 3%).

Cost of Operations. The cost of operations totaled $590.9 million for the year ended December 31, 1998, compared to $145.2 million for the year ended December 31, 1997, an increase of $445.7 million or 307%. The increase is primarily attributable to acquirees included in 1998 and not in 1997, including Ikerd-Bandy ($28.6 million), Leslie Resources ($95.6 million), the Cyprus Subsidiaries ($162.2 million), and Zeigler ($148.2 million). Cost of operations exclusive of the acquirees increased from $139.2 million to $160.8 million ($21.6 million or 16%). This increase is due primarily to the increased production volumes brought about by increased sales opportunities. Partially offsetting was a decrease in average cost per ton sold (from $22.29 to $21.92 or 2%).

Depreciation, Depletion and Amortization. Depreciation, depletion and amortization for the year ended December 31, 1998, totaled $76.8 million compared to $10.8 million for the year ended December 31, 1997, an increase of $66.0 million or 611%. The increase in depreciation, depletion and amortization resulted primarily from: (i) increased depreciation from the property and equipment acquired in the Company's recent acquisitions, (ii) additional depreciation and amortization from 1997 and 1998 capital expenditures, and (iii) increased depletion of mineral reserves.

Writedowns and Special Items. In connection with integrating acquired operations, the Company closed certain of its non-acquiree mines during the year ended December 31, 1998. As a result, estimated non-recoverable assets of $2.0 million were written off and additional estimated reclamation and mine closure costs of $14.5 million were recorded. There were no such charges for the year ended December 31, 1997.

Selling, General and Administrative Expenses. Selling, general, and administrative expenses for the year ended December 31, 1998, were $32.5 million compared to $13.9 million for the year ended December 31, 1997, an increase of $18.6 million or 134%. The increase in such expenses primarily resulted from acquirees included in 1998 and not in 1997 and the expansion of management and administrative functions to support the recent growth.

Interest Expense. Interest expense for the year ended December 31, 1998, was $65.2 million compared to $9.2 million for the year ended December 31, 1997, an increase of $56.0 million or 609%. The increase resulted primarily from interest associated with: (i) the increase in debt levels from $217.0 million as of December 31, 1997, to $1.2 billion as of December 31, 1998, brought about by the recent acquisitions and (ii) the related amortization of debt financing costs.

Other Income (Expense), Net. Other income (expense) increased $4.3 million in 1998, primarily due to a $1.0 million gain on the sale of an aircraft and an increase in interest income resulting from the investment of excess debt proceeds from the 1997 Notes.

Provision for Income taxes. There was a $20.4 million income tax benefit for the year ended December 31, 1998, as compared to a $17.5 million provision for the year ended December 31, 1997. During the year ended December 31, 1997, the Company operated primarily under S Corporation tax status. During April of 1997, Bowie Resources, Limited, experienced a change in the tax status from an S corporation to a C corporation, which resulted in the recording of a $1.6 million provision and deferred tax liability. In addition, during November of 1997, the mining businesses transferred from Addington Enterprises (as an S Corporation) to the Company (as a C corporation) initially recorded a net deferred tax liability of $18.0 million, with an increase to the income tax provision for the differences in book and tax bases in assets and liabilities. Prior to 1998, a deferred tax benefit was not recorded, due to uncertainties in realization, until after the acquisitions of Zeigler and Kindill and the establishment of a deferred tax liability in September 1998. This will allow the utilization of certain tax benefits, including NOL's and AMT credits, which resulted in a deferred tax benefit for 1998.

Extraordinary Loss From Debt Refinancing. For the year ended December 31, 1998, the Company incurred an extraordinary loss of $10.2 million (net of $6.8 million tax benefit) compared to $1.3 million (net of a $0.9 million tax benefit) for the year ended December 31, 1997. During the year ended December 31, 1998, the Company retired a $25 million credit facility early and extinguished the Cyprus and Zeigler Bridge Facilities. All unamortized debt issuance costs associated with the retired facilities were written off.

Net Loss (Income). For the year ended December 31, 1998, the Company had a net loss of $33.6 million compared to a net loss of $22.2 million for the year ended December 31, 1997, an increase of $11.4 million. The increase primarily was due to increased depreciation associated with the Company's recent acquisitions, increased interest expense associated with financing those acquisitions and the extraordinary loss related to the write-off of unamortized debt issuance costs.

Year Ended December 31, 1997, Compared to Year Ended December 31, 1996

Revenues. Revenues were $175.3 million for the year ended December 31, 1997, compared to $123.2 million for the year ended December 31, 1996, an increase of $52.1 million or 42%. The increase in revenues is attributable to a 56% increase in coal mining revenues (up $59.2 million from $104.8 million to $164.0 million), partially offset by a 49% decrease in equipment sales, rental and repair (down $7.9 million from $16.0 million to $8.1 million). Coal sales tonnage increased 55% from 4.2 million tons for the year ended December 31, 1996, to 6.5 million tons for the year ended December 31, 1997. This increased volume resulted primarily from increased sales from the eastern Kentucky operations. Revenue per ton also increased $0.35 or 1% (from $24.84 for the year ended December 31, 1996, to $25.19 for the year ended December 31, 1997). This increase in revenues per ton is attributable to the expiration of lower priced contracts and the inclusion of new higher priced contracts.

Equipment sales, rental and repair declined in 1997 from 1996 due to (i) revenues from highwall miner equipment repair and sales to Mining Technologies Australia, Pty. Ltd. ("MTA") (an Australian entity formerly majority owned by Larry Addington) in 1996 exceeding 1997 revenues by $3.2 million due to decreased operations in Australia in 1997, and (ii) rental of four Addcar/TM/ highwall mining systems by Mining Technologies, Inc. and Bowie (totaling $5.4 million in revenue) during 1996 which were instead deployed to internal jobs in 1997.

Cost of Operations. The cost of operations totaled $145.2 million for the year ended December 31, 1997, compared to $97.1 million for the year ended December 31, 1996, an increase of $48.1 million or 50%. The increase was primarily due to the increase in tons produced from 4.2 million in 1996 to 6.3 million in 1997 which correspond with the increased sales volume in 1997. The average cost per ton sold for the Company was $22.08 per ton for the year ended December 31, 1997, compared to $21.32 per ton for the year ended December 31, 1996, an increase of $0.76 per ton or 4%. This increase was attributable primarily to an increase in adverse mining conditions, primarily increased stripping ratios.

Depreciation, Depletion and Amortization. Depreciation, depletion and amortization for the year ended December 31, 1997, totaled $10.8 million compared to $6.9 million for the year ended December 31, 1996, an increase of $3.9 million or 57%, which is consistent with the increase in cost of operations. The increase in depreciation, depletion and amortization primarily resulted from the use of an Addcar/TM/ highwall mining system and the amortization of mine development costs.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended December 31, 1997, were $13.9 million compared to $9.1 million for the year ended December 31, 1996, an increase of $4.8 million or 53%. The increase in such expenses primarily resulted from increased costs associated with organizational growth, a 1997 employee bonus and other sales-related costs.

Interest Expense. Interest expense for the year ended December 31, 1997, was $9.2 million compared to $5.5 million for the year ended December 31, 1996, an increase of $3.7 million or 67%. This increase resulted primarily from interest associated with the 1997 Notes and increased stockholder loans used to fund the development of the Company's operations.

Provision for Income Taxes. The provision for income taxes for the year ended December 31, 1997, was $17.5 million compared to no provision for the year ended December 31, 1996. The increase in the provision for income taxes is due primarily to the provision for deferred income taxes resulting from the change in tax status from an S corporation to a C corporation.

Net Income (Loss). For the year ended December 31, 1997, the Company had a net loss of $22.2 million compared to net income of $5.1 million for the year ended December 31, 1996, a decrease of $27.3 million or 535%. The decrease primarily resulted from increased tax expenses caused by the change in tax status from an S corporation to a C corporation in 1997 and the increase in selling, general and administrative and interest expense.

Year Ended December 31, 1996, Compared to Year Ended December 31, 1995

Revenues. Revenues were $123.2 million for 1996 compared to $112.3 million for 1995, an increase of $10.9 million or 10%. The increase in revenues is attributable to a 150% increase in equipment sales, rental and repair (up $9.6 million from $6.4 million to $16.0 million) and a 335% increase in coal mining revenues (up $80.7 million from $24.1 million to $104.8 million). Equipment sales, rental and repairs increased in 1996 due to (i) revenues from highwall miner equipment repair and sales to MTA in 1996 exceeding 1995 revenues by $9.7 million as operations in Australia accelerated in 1996, (ii) equipment rental income in 1996 exceeded 1995 revenues by $3.6 million due to equipment deployed to internal jobs in 1995 being leased to third parties in 1996 offset by a $6.0 million sale of an Addcar/TM/ highwall mining system in 1995 for which there was no comparable sale in 1996. The coal mining revenue increase is due to a 27% increase in tonnage sold (up 0.9 million tons from 3.3 million tons to 4.2 million tons) offset by a 5% decrease in revenue per ton (down $1.43 from $26.27 to

$24.84). Tonnage increased due to opening new mines while the revenue per ton decrease is due to the expiration of higher than average contracts and the addition of lower priced contracts.

Cost of Operations. The cost of operations totaled $97.1 million for 1996 compared to $94.5 million for 1995, an increase of $2.6 million or 3%. The increase primarily resulted from an increase in total production from 3.3 million tons in 1995 to 4.2 million tons in 1996 partially offset by a decrease in average cost per ton sold of $2.88 or 12% (from $24.20 in 1995 to $21.32 in 1996). The cost per ton decrease is due to the use of Addcar/TM/ highwall mining systems. The cost of operations also declined in 1996 as a result of decreased contract mining and increased equipment leasing.

Depreciation, Depletion and Amortization. Depreciation, depletion and amortization for 1996 totaled $6.9 million compared to $6.0 million for 1995, an increase of $0.9 million or 15%. The increase in depreciation, depletion and amortization primarily resulted from an increase in amortization associated with additional equipment purchased for the Company's Colorado mining operations.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for 1996 were $9.1 million compared to $8.6 million for 1995, an increase of $0.5 million or 6%. The increase in selling, general and administrative expenses was attributable to expanded operations.

Interest Expense. Interest expense for 1996 was $5.5 million compared to $2.0 million for 1995, an increase of $3.5 million or 175%. The primary reason for the increase was the incurrence of a $30.0 million term loan by Addington Enterprises, Inc. in connection with the purchase of certain coal mining subsidiaries from Addington Resources, Inc.

Provision for Income Taxes. There was no income tax provision for 1996 compared to a benefit of $0.4 million for 1995, a decrease in the benefit of $0.4 million due to a change in the corporate tax status.

Net Income. For 1996, the Company had net income of $5.1 million compared to net income of $1.1 million for 1995, an increase of $4.0 million or 364%. The increase primarily resulted from a higher margin on coal sales, increased equipment sales and increased equipment rental, which was partially offset by higher depreciation and interest expense in 1996.


LIQUIDITY

Cash flow/(usage) from operations was ($49.4 million), ($11.4 million) and $4.8 million for the years ended December 31, 1998, 1997 and 1996, respectively. During the year ended December 31, 1998, the Company had a net loss of $33.6 million, compared to a net loss of $22.2 million for the year ended December 31, 1997, and net income of $5.1 million for the year ended December 31, 1996. During the year ended December 31, 1998, cash flow from operations was decreased by the increase in the net loss of $11.3 million and a decrease in non-current liabilities of $65.7 million primarily due to increased reclamation activities resulting from the closure of higher-cost operations. Partially offsetting were decreases in accounts receivable of $13.3 million and an increase in accounts payable of $5.1 million. During the year ended December 31, 1997, cash flow from operations was decreased due to an increase in accounts receivable of $8.0 million, an increase in inventories of $6.2 million, an increase in other non-current assets of $2.2 million and a decrease in other non-current liabilities of $2.7 million which was more than offset by a provision for deferred income tax of $16.6 million, prepayment penalties on debt refinancing of $1.6 million, depreciation of $10.8 million and an increase in accounts payable of $4.2 million. During the year ended December 31, 1996, cash flow from operations was decreased by an increase in accounts receivable of $6.1 million, an increase in inventories of $3.1 million, a decrease in other non-current liabilities of $5.7 million which was partially offset by an increase in accounts payable of $9.5 million and depreciation of $6.9 million.

At various times during the first nine months of 1998, events of default existed under the prior $25 million credit facility of the Company as a result of non-compliance with certain financial covenants contained therein and under the indenture governing the 1997 Notes (the "Old Indenture") as a result of cross default provisions. In addition, a default existed under the Old Credit Facility and the Old Indenture because the Company failed to timely provide certain required notices, reports and certificates. The Company remedied its non-compliance by obtaining a waiver and amendment to the Old Credit Facility (which has subsequently been retired) providing the required information and curing the other defaults under the Old Indenture.

The Company has substantial indebtedness and significant debt service obligations. As of December 31, 1998, the Company had total long-term indebtedness, including current maturities, aggregating $1.2 billion. The loan agreement and the guaranty related to Zeigler's industrial revenue bonds and the indentures governing the Company's Senior Notes and its Senior Subordinated Notes will permit the Company to incur substantial additional indebtedness in the future, including secured indebtedness, subject to certain limitations. Such limitations will include certain covenants that, among other things: (i) limit the incurrence by the Company of additional indebtedness and the issuance of certain preferred stock; (ii) restrict the ability of the Company to make dividends and other restricted payments (including investments); (iii) limit transactions by the Company with affiliates; (iv) limit the ability of the Company to make asset sales; (v) limit the ability of the Company to incur certain liens; (vi) limit the ability of the Company to consolidate or merge with or into, or to transfer all or substantially all of its assets to, another person and (vii) limit the ability of the Company to engage in other lines of business. The Senior Credit Facility will contain additional and more restrictive covenants as compared to the guaranty and the loan agreement related to Zeigler's industrial revenue bonds and will require the Company to maintain specified financial ratios and satisfy certain tests relating to its financial condition.

The Company may continue to engage in evaluating potential strategic acquisitions. The Company expects that funding for any such future acquisitions may come from a variety of sources, depending on the size and nature of such acquisition. Potential sources of capital include cash generated from operations, borrowings under the Senior Credit Facility, or other external debt or equity financings. There can be no assurance that such additional capital sources will be available to the Company on commercially reasonable terms or at all.

On December 14, 1998, the Company amended and restated the Senior Credit Facility, which currently provides for aggregate borrowings of up to $875.0 million. As of December 31, 1998, the Company had approximately $47.0 million of borrowings available under the Senior Credit Facility (after giving effect to approximately $178.0 million of outstanding letters of credit). On April 1, 1999, Zeigler converted its industrial revenue bonds, in the aggregate principal amount of $145.8 million, from a daily interest rate to a fixed interest rate for the term of the bonds. In connection with the conversion, the Company and its majority-owned subsidiaries, other than Yankeetown Dock Corporation, guaranteed the bonds and created a mechanism whereby, upon the satisfaction of certain conditions, the letters of credit issued by the Company's lender in support of the bonds will be released. If all of the letters of credit supporting the bonds are released, the Company will have approximately $168.9 million of borrowings available under the Senior Credit Facility (after giving effect to approximately $26.1 million of outstanding letters of credit). Interest rates on the revolving loans under the Senior Credit Facility will be based, at the Company's option, on the Base Rate (as defined therein) or LIBOR (as defined therein). The revolving loan portion ($300 million) of the Senior Credit Facility will mature on the last business day of December 2003, and the repayment of the term loan portion ($575 million) of the Senior Credit Facility will occur in unequal installment payments between September 1999 and December 2004. The Senior Credit Facility will contain certain restrictions and limitations, including financial covenants that will require the Company to maintain and achieve certain levels of financial performance and limit the payment of cash dividends and similar restricted payments.

The Company made capital expenditures of $14.1 million, $32.2 million and $40.9 million for the years ended December 31, 1996, 1997 and 1998, respectively.
The Company currently anticipates a total of $108.0 million of capital expenditures in the year ending December 31, 1999, $38.0 million for replacement of and improvements to equipment and facilities, $22.0 million for expansion at Mid-vol, $38.0 million for expansion at Bowie,

$6.0 million for the manufacture of an additional Addcar/TM/ highwall mining system and $4.0 million for expansion of Zeigler's operations.

Since September 30, 1998, the Company's principal liquidity requirements have been for debt service requirements under the industrial revenue bonds, the Senior Notes, the Senior Subordinated Notes, the Senior Credit Facility, other outstanding indebtedness, and for working capital needs and capital expenditures, including future acquisitions. The Company's ability to make scheduled payments of principal of, or to pay the interest or Liquidated Damages, if any, on, or to refinance, its indebtedness (including each issue of the industrial revenue bonds, the Senior Notes and the Senior Subordinated Notes), or to fund planned capital expenditures will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Based upon the current level of operations and anticipated cost savings and operating improvements, the Company believes that cash flow from operations and available cash, together with available borrowings under the Senior Credit Facility, will be adequate to meet the Company's liquidity needs for the reasonably foreseeable future. The Company will likely need to refinance the Senior Credit Facility, the Senior Notes and the Senior Subordinated Notes upon or prior to their respective maturities. There can be no assurance that the Company's business will generate sufficient cash flow from operations, that anticipated cost savings and operating improvements will be realized or that future borrowings will be available under the Senior Credit Facility in an amount sufficient to enable the Company to service its indebtedness, including the industrial revenue bonds, the Senior Notes and the Senior Subordinated Notes, or to fund its other liquidity needs. In addition, there can be no assurance that the Company will be able to effect any such refinancing on commercially reasonable terms or at all.


HEDGING POLICY

The Company has not historically purchased or sold coal future contracts or engaged in financial hedging transactions to any material extent, although it may do so in the future. A subsidiary of Zeigler was actively engaged in financial hedging transactions through June 2, 1998, however, that subsidiary will wind down its operations during the fourth quarter of 1999 and the first quarter of 2000. The Company may from time to time enter into contracts to supply coal to utilities or other customers prior to acquiring the coal reserves necessary to meet all of its obligations under these contracts but it does not expect this practice to impact its results of operations materially in the near term.

INFLATION

Due to the capital-intensive nature of the Company's activities, inflation may have an impact on the development or acquisition of mining operations, or the future costs of final mine reclamation and the satisfaction of other long-term liabilities, such as health care or pneumoconiosis (black lung) benefits. However, inflation in the United States has not had a significant effect on the Company's operations in recent years.


RECENT ACCOUNTING PRONOUNCEMENTS

In June 1997, SFAS No. 130, "Reporting Comprehensive Income" was issued which establishes new rules for the reporting and display of comprehensive income and its components in the financial statements. Comprehensive income generally represents all changes in shareholder's equity except those resulting from investments by or distributions to shareholders. The Company adopted this statement in 1998 with no impact on the Company as the Company currently has no transactions which give rise to differences between Net Income and Comprehensive Income.

Also in June 1997, SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131") was issued which establishes standards for disclosure about operating segments in annual financial statements and selected information in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." The new standard was adopted for the

Company's 1998 fiscal year-end, comparative information from earlier years were restated to conform to requirements of this standard.

In February 1998, SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" was issued which improves and standardizes disclosures by eliminating certain existing reporting requirements and adding new disclosures. The statement addresses disclosure issues only and does not change the measurement of recognition provisions specified in previous statements. The statement supersedes SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Company adopted this statement for its 1998 fiscal year-end.

Effective January 1, 1999, the Company will adopt Statement of Position (SOP) 98-5 "Reporting on the Costs of Start-Up Activities." The new statement requires that the costs of start-up activities be expensed as incurred. The Company has not yet evaluated the impact of this statement on the results of operations or financial position.


IMPACT OF YEAR 2000 ISSUE

The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations and the ability to engage in normal business activities. Based on the Company's ongoing assessment of its business systems, the Company determined that its key business systems are substantially compliant with year 2000 requirements. The Company has deployed portions of a new Company-wide management and accounting system with remaining portions to be deployed by the end of the third quarter. These systems are year 2000 compliant and are being installed due to additional functionality needed as a result of the growth of the Company. Non-information technology components could have an impact on the Company's operations. Management has substantially completed a review of all non-information technology components, including embedded technology, equipment-related hardware and software, as well as communication systems. Remediation efforts have begun and are expected to be completed by mid-summer. A third-party review is being scheduled to take place during the month of August to ensure that all required remediation has been performed. The Company is not materially reliant on third-party systems (e.g., electronic data interchange) to conduct business.

The Company presently believes that the year 2000 issue will not pose significant operational problems for its business systems. However, if any needed modifications and conversions were not made, or were not completed timely, the year 2000 issue would likely have a material impact on the operations of the Company. The Company's total year 2000 project cost is not expected to be material, based on presently available information.

However, there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted and would not have an adverse effect on the Company's systems. The Company has determined it has no exposure to contingencies related to the year 2000 issue for the majority of the products it has sold. If any of the Company's suppliers or customers do not, or if the Company itself does not, successfully deal with the year 2000 issue, the Company could experience delays in receiving or shipping coal and equipment that would increase its costs and that could cause the Company to lose revenues and even customers and could subject the Company to claims for damages. Customer problems with the year 2000 issue could also result in delays in the Company invoicing its customers or in the Company receiving payments from them that would affect the Company's liquidity. Problems with the year 2000 issue could affect the activities of the Company's customers to the point that their demand for the Company's products is reduced. The severity of these possible problems would depend on the nature of the problem and how quickly it could be corrected or an alternative implemented, which is unknown at this time. In the extreme, such problems could bring the Company to a standstill.

The Company, based on its normal interaction with its customers and suppliers and the wide attention the year 2000 issue has received, believes that its suppliers and customers will be prepared for the year 2000 issue. There can, however, be no assurance that this will be so. The Company has not yet seen any need for contingency plans for the year 2000 issue, but this need will be continuously monitored as the Company acquires more information about the preparations of its suppliers and customers. Some risks of the year 2000 issue are beyond the control of the Company and its suppliers and customers. For example, the Company does not believe that it can develop a contingency plan which will protect the Company from a downturn in economic activity caused by the possible ripple effect throughout the entire economy that could be caused by problems of others with the year 2000 issue.

The Company will utilize both internal and external resources to test its business systems for year 2000 compliance. The Company anticipates completing its year 2000 testing this year, which is prior to any anticipated impact on its operating systems. The time spent by employees of the Company on the year 2000 issue will be expensed as incurred, and is not expected to be material to the Company. The Company does not expect there to be any other significant costs as a result of the year 2000 issue.

The costs of the project and the date on which the Company believes it will complete the year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including third-party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the ability to locate and correct all relevant computer codes, the ability to successfully integrate the business systems of newly acquired entities and similar uncertainties.


CAUTIONARY "SAFE HARBOR" STATEMENT UNDER THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

With the exception of historical matters, the matters discussed in this report are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. In addition, other written or oral statements which constitute forward-looking statements have been made and may in the future be made by or on behalf of the Company. Such forward-looking statements include statements regarding expected commencement dates of mining operations, projected quantities of future coal production, estimated reserves and recovery rates, anticipated production rates, costs and expenditures as well as projected demand or supply for the products the Company produces, which will affect both sales levels and prices realized by the Company. Factors that could cause actual results to differ materially include, among others: risks and uncertainties relating to general domestic and international economic and political conditions; the cyclical and volatile prices of coal; the risks associated with having or not having price protection programs; unanticipated ground and water conditions; unanticipated grade and geological problems; processing problems; availability of materials and equipment; the timing of receipt of necessary governmental permits; the ability to retain and obtain favorable coal contracts; the occurrence of unusual weather or operating conditions; force majeure events; the failure of equipment or processes to operate in accordance with specifications or expectations; labor relations; accidents; delays in anticipated start-up dates; environmental risks; and the results of financing efforts and financial market conditions. Many of such factors are beyond the Company's ability to control or predict. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.